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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                       Quarter Ended
                                                         March 31,
 In Millions of Dollars                             1998           1997
 Fixed Charges:
   Interest on indebtedness                  $         49   $         48
   Interest capitalized                                 3              3
   One-third of rents*                                 21             22

   Total Fixed Charges                       $         73   $         73

 Earnings:
   Income before income taxes and minority   $        411   $        377
   interests

   Fixed charges per above                             73             73
   Less: interest capitalized                          (3)            (3)
                                                       70             70

   Amortization of interest capitalized                 8             10

   Total Earnings                            $        489   $        457

 Ratio of Earnings to Fixed Charges                  6.70           6.26



* Reasonable approximation of the interest factor.
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